EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Jim Tolonen, CFO
Business Objects
+1 408 953 6000

Don Markley
Business Objects
Investor Relations
+1 408 953 6054
don.markley@businessobjects.com

Anne Guimard
Business Objects
European Investor Relations
+33 1 41 25 39 19
anne.guimard@businessobjects.com

BUSINESS OBJECTS COMPLETES
ACQUISITION OF CRYSTAL DECISIONS

Company Also Discloses Integrated Management Team

San Jose, California; Paris, France — December 11, 2003 — Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, announced it has completed the acquisition of Crystal Decisions. The transaction was approved by Business Objects shareholders at the shareholders’ meeting held today in Paris, France.

“This acquisition creates the clear leader in business intelligence, with the largest customer base, the strongest product line, and the highest revenue in the sector,” said Bernard Liautaud, chairman and chief executive officer. “In terms of product lines, distribution channels, and international presence, the combination of Business Objects and Crystal Decisions is extremely complementary, and delivers strength across the board. We can now offer our customers the de facto standard product in reporting, the market’s leading interactive query and analysis solution, and world-class enterprise performance management products for scorecarding and dashboards,” said Liautaud.

Under terms of the acquisition agreement, Business Objects will issue approximately 26.8 million ordinary shares, based on the treasury share method, in respect of Crystal Decisions common shares and stock options outstanding immediately prior to the closing, and will pay approximately $307.6 million in cash to former Crystal Decisions stockholders. Based on the closing price of Business Objects’ shares on the last trading day prior to the closing, the aggregate value of the transaction is approximately $1.2 billion.

In early January 2004, Business Objects plans to announce further details on the integration of Crystal Decisions, including the product roadmap and other key materials; a multi-city, global roadshow for customers and partners; an advertising campaign running in North America, Europe, Asia-Pacific, and Japan; and a unified website at www.businessobjects.com.

Business Objects also announced its executive management team, consisting of:

•	Bernard Liautaud, chairman and chief executive officer

•	John Olsen, president and chief operating officer

•	Jim Tolonen, senior vice president and chief financial officer

•	William Gibson, senior vice president — strategic alliances

•	Susan Wolfe, senior vice president — general counsel and corporate secretary

•	Dave Kellogg, senior vice president — marketing

•	Herve Couturier, senior vice president — products

•	Andrew Handford, senior vice president — BI platform

•	Tom Schroeder, group vice president — corporate development

•	Jonathan Schoonmaker, group vice president — human resources.

Prior to the acquisition, William Gibson, Andrew Handford, and Susan Wolfe were, respectively, chief operating officer, vice president of products, and vice president and general counsel of Crystal Decisions.

In addition, the company announced that David Roux was elected to the Business Objects board of directors. Mr. Roux is co-founder of Silver Lake Partners, and was a member of Crystal Decisions’ board of directors. Through it's investment in New SAC, Silver Lake is indirectly Crystal’s largest stockholder.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning Business Objects’ following its acquisition of Crystal Decisions, including Business Objects’ expected financial performance, as well as Business Objects’ strategic and operational plans. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, Business Objects’ ability to successfully integrate Crystal Decisions’ operations and employees; Business Objects’ ability to transition Crystal Decisions’ customers; the introduction of new products by competitors or the entry of new competitors into the markets for Business Objects’ products; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, Quarterly Report On Form 10-Q for the quarterly period ended September 30, 2003 and Business Objects’ Registration Statement on Form S-4 (Registration No. 333-108400) including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of

Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

About Business Objects

Business Objects is the world’s leading provider of enterprise business intelligence (BI) solutions. Business Objects enables organizations to track, understand, and manage enterprise performance. The company’s solutions leverage the information that is stored in an array of corporate databases, enterprise resource planning (ERP), and customer relationship management (CRM) systems.

Popular uses of BI include management dashboards and scorecards, enterprise performance management applications, customer intelligence applications, enterprise reporting, financial reporting, and both customer and partner extranets. These solutions enable companies to gain visibility into their business, acquire and retain profitable customers, reduce costs, optimize the supply chain, increase productivity and improve financial performance.

Business Objects provides the industry’s most integrated business intelligence suite, called BusinessObjects Enterprise 6. This suite includes the industry’s best web query, reporting, and analysis; the most advanced and complete suite of analytic applications; and the best connectivity to packaged applications.

Business Objects has more than 18,000 customers in over 80 countries. The company’s stock is publicly traded under the ticker symbols NASDAQ: BOBJ and Euronext Paris (ISIN code FR0004026250 — BOB). It is included in the SBF 120 and IT CAC 50 French stock market indexes. Business Objects can be reached at 408-953-6000 and www.businessobjects.com.

About Crystal Decisions

Crystal Decisions is a leading global provider of business intelligence software and services with more than 15 million licenses shipped. Since 1984, Crystal Decisions has powered winning organizations with one of the fastest ways for employees, partners and customers to access the information they need to make the best decisions and ultimately reduce costs and increase productivity. The Crystal brand is among the most trusted names in enterprise reporting and more than 360 Independent Software Vendors (ISVs) have standardized on Crystal Decisions’ solutions. Headquartered in Palo Alto, Calif., Crystal Decisions has more than 30 offices worldwide and can be found on the Internet at www.crystaldecisions.com.

BUSINESSOBJECTS and Crystal Decisions are trademarks of Business Objects S.A. Other company and product names may be trademarks of the respective companies with which they are associated.